Exhibit d 17 a

MAINSTAY VP FUNDS TRUST

FORM OF AMENDMENT TO THE SUBADVISORY AGREEMENT

This Form of Amendment to the Subadvisory Agreement, is effective as of the 1st day of May 2015, between New York Life Investment Management LLC (the “Manager”) and NYL Investors LLC (the Subadvisor”).

WHEREAS, the parties hereto have entered into a Subadvisory Agreement, dated May 1, 2014, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend Schedule A of the Agreement to reflect the change to the subadvisory fee with respect to the MainStay VP Bond Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 1, 2015, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder of This Page Has Been Left Blank Intentionally.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	By:
Name:	Name:
Title:	Title:

NYL INVESTORS LLC

Attest:	By:
Name:	Name:
Title:	Title:

2

SCHEDULE A

(Effective as of May 1, 2015)

As compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO NAME	ANNUAL RATE
MainStay VP Balanced Portfolio* (fixed income sleeve)	0.35% up to $1 billion; 0.325% from $1 billion up to $2 billion; and 0.30% in excess of $2 billion

MainStay VP Bond Portfolio	0.25% up to $500 million; 0.2375% from $500 million up to $1 billion; 0.225% from $1 billion to $3 billion; and 0.22% in excess of $3 billion

MainStay VP Cash Management Portfolio	0.225% up to $500 million; 0.20% from $500 million up to $1 billion; and 0.175% in excess of $1 billion

MainStay VP Floating Rate Portfolio	0.30% up to $1 billion; 0.2875% from $1 billion up to $3 billion; and 0.2825% in excess of $3 billion

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

* The annual rate is based on the percentage that the Allocated Assets constitutes of the Portfolio’s total average daily net assets.

Payment will be made to the Subadvisor on a monthly basis.